Final Execution Copy

                              MANAGEMENT AGREEMENT



     This MANAGEMENT AGREEMENT (this "Agreement"), dated as of December 31, 2004 (the "Effective Date"), is entered into by and between Dolphin Direct Equity Partners, LP, a Delaware limited partnership ("Dolphin"), Race Car Simulation Corp., a New York corporation affiliated with Dolphin (the "Company"), and Interactive Motorsports and Entertainment Corporation, an Indiana corporation (together with its subsidiaries, the "Manager").

     WHEREAS, the Company desires to receive certain management services from the Manager;

     WHEREAS, the Manager desires to provide such services to the Company pursuant to the terms of this Agreement;

     WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Manager for providing such services to the Company; and

     WHEREAS, the Company and the Manager are entering into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement").

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Services.

     (a) The Company hereby retains the Manager to, and the Manager hereby agrees to be retained to (i) accept and perform, on behalf of the Company, each and all of the Company's obligations of any kind (other than the obligation to leave Simulators in place) under all Leases whether now existing or entered into after the date hereof, (ii) if any Simulators are not, at any time, being utilized to generate revenue for the Company, place such Simulators into service under Leases with operators prior to placing any of its own or any competing racecar simulators into any such arrangements; provided, however, that the Company may reject any such arrangement in its sole discretion, and thereafter the Manager may place its own or any competing racecar simulators into such arrangement if the terms thereof are no more favorable to the Manager than the rejected terms would have been to the Company, (iii) use its best efforts to market and negotiate competitive terms for the placement of Simulators, and bear all costs of relocation and refurbishment of such Simulators, (iv) in every manner maintain, protect and enhance the value of all Simulators and all Leases, and perform the Company's and the Manager's obligations under all Leases, with the highest standard of care and with the highest commitment of financial, personnel, marketing, time and other resources as Manager applies with respect to its own racecar simulators and leases or other revenue sharing arrangements;
(v) otherwise advise the Company with respect to the utilization of all Simulators, and perform such additional services relating thereto, as reasonably requested by the Company from time to time, in every case diligently, promptly and at the Manager's sole expense; and (vi) maintain, on terms no less favorable
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to the  Company  and  to the  operators  under  the  Leases  than  the  existing arrangement, the ability of the Company and to the operators under the Leases to utilize the marks subject of the license agreement by and among National Association for Stock Car Racing, Inc. and PL, effective as of June 1, 2001, as the same may be amended from time to time.

     (b) If the Manager is unable to place any of the Company's Simulators into service pursuant to Section 1(a) within sixty (60) days of such Simulator being taken out of service, the Company may elect to exchange any such Simulator for a simulator of the Company's choosing owned by the Manager that has been placed into a revenue-generating arrangement with a third party within the six (6) month period immediately preceding the date that the Company's Simulator was taken out of service. The Manager will assign to the Company its rights under any operating lease or revenue sharing agreement to which any such exchanged Simulator is subject, and such arrangement will be considered a Lease under this Agreement.

     2. Additional Funding; Issuance of Warrants.

     (a) If (i) the Manager and Dolphin mutually agree that Dolphin will contribute additional funds to the Company or (ii) Dolphin or the Company receives any claim, invoice or other notice from a third party alleging or otherwise indicating that Dolphin or the Company is required to make any payment or take any action, and Dolphin reasonably believes that the Company requires additional funding in order to make such payment, take such action or defend itself in connection with such claim, invoice or notice, Dolphin (X) in the case of clause (i) above, shall and (Y) in the case of clause (ii) above, may contribute such funds (in debt, equity or any combination thereof at its sole discretion), to such extent, from time to time and up to $2 million in the aggregate. As conditions precedent to Dolphin's obligation to make any such contribution contemplated by clause (i) above, the Manager shall (i) issue to Dolphin a warrant pursuant to Section 2(b) and (ii) have fully performed all obligations to be performed by it under the Transaction Documents.

     (b) In the event of any  additional  funding  of the  Company  pursuant  to
Section 2(a), Manager shall issue to Dolphin a warrant simultaneously with Dolphin's funding of each such contribution in form and substance as set forth on Exhibit A hereto, to purchase a number of shares of common stock of the Manager, par value $0.0001 per share, equal to 2.5 shares for each $1 of equity or principal amount of debt of such contribution. Any contribution made by Dolphin to the Company prior to the issuance by Manager of such warrant shall not be deemed a waiver of Manager's obligation to issue such warrant.

     3. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until terminated by mutual agreement of the parties.

     4. Compensation.

     (a) As sole consideration for the services to be rendered by the Manager hereunder, and commencing with the first (if any) full month at the beginning of which (i) the Aggregate Investment Amount equals zero ($0.00) and (ii) Dolphin
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does not reasonably  believe that the Company will require additional funding in order to meet its obligations under the Leases or any other legal obligations, the Manager shall accrue a monthly fee (the "Management Fee") equal to the excess of (X) 75% of the aggregate cash payments actually received by the Company under the Leases, computed without taking into consideration the fees payable under this Section 4, as determined by the Company's regular auditors, or in the absence thereof, by the Company, with respect to each full month over
(Y) (1) $3,000 (2) without duplication, all amounts that the Company has been required to refund or otherwise pay under or in connection with the Leases, all amounts owing to the Company or Dolphin under the Transaction Documents and all operating and administrative expenses of the Company, including any and all legal expenses of the Company and Dolphin incurred in connection with any such refund, payment or expenses (in each case to the extent not already deducted from a prior payment of the Management Fee or otherwise reimbursed or paid by the Manager). The Management Fee shall be payable quarterly in arrears, and shall be payable with respect to full months only without pro-ration for any shorter period.

     (b) If for any reason the Company is unable to pay any or all of the amounts otherwise owed to the Manager pursuant to this Agreement, the Company shall make such payments as soon as the Company is able to do so, together with interest thereon at the rate of 1.5% of the unpaid amount per month.

     5. Relationship of the Parties. The Manager is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel. Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company on the one hand, and the Manager or any of the Manager's employees on the other hand.

     6. Control. The activities of the Company shall at all times be subject to the control and direction of its manager. The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its services hereunder.

     7. Indemnification. (a) The Manager shall reimburse, defend, indemnify and hold the Company and its affiliates, members, partners, managers, officers, employees and agents, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with any act or omission of, or on behalf of, the Manager in carrying out its duties hereunder to the extent resulting in whole or in part from the Manager's failure to perform its duties under Section 1, including by breach of any of the Manager's obligations to the operators under the Leases. Without limiting the generality of the foregoing, the Manager acknowledges that the Company is relying entirely on the Manager to protect all relationships with operators and lessees under the Leases, and the Manager acknowledges that indemnification shall be due hereunder to the extent that the Company experiences a loss or diminution in value of any Lease. (b) The Company shall reimburse, defend, indemnify and hold the Manager and its affiliates, members, partners, managers, officers, employees and agents, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with the Company's failure to leave the Simulators in place under the Leases.

     8. Assignment; Successors and Assigns. This Agreement and the rights, duties and obligations of the Manager hereunder may not be assigned or delegated by the Manager without the prior written consent of the Company. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     9. Amendments. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Manager and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

     10. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.

     11. Section Headings. The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

     13. Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

     15. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement.

                            [SIGNATURES ON NEXT PAGE]



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     IN WITNESS WHEREOF,  the parties have executed this Management Agreement as of the date first above written.




                                    DOLPHIN DIRECT EQUITY PARTNERS, LP
                                    By:  Dolphin Advisors, LLC,
                                    its Managing General Partner


                                        /s/ Peter E. Salas
                                    By: ---------------------------------------
                                    Name:   Peter E. Salas
                                    Title:  President, Dolphin Management, Inc.,
                                                Managing Member


                                    RACE CAR SIMULATION CORP.


                                          /s/ Peter E. Salas
                                    By:   -------------------------------------
                                          Name:  Peter E. Salas
                                          Title: President


                                    INTERACTIVE MOTORSPORTS AND
                                    ENTERTAINMENT CORPORATION


                                        /s/ William R. Donaldson
                                    By: ---------------------------------------
                                         Name:   William R. Donaldson
                                         Title:  Chief Executive Officer